Exhibit 99

AGREEMENT AND PLAN OF MERGER

by and among

THE RIVERSTONE GROUP, LLC,

RG SUBSIDIARY CORPORATION,

and

SEA PINES ASSOCIATES, INC.

Dated as of July 27, 2004

TABLE OF CONTENTS

ARTICLE I – THE MERGER	1
Section 1.1 The Merger	1
Section 1.2 Effective Time; Closing	1
Section 1.3 Effect of the Merger	2
Section 1.4 Articles of Incorporation and Bylaws	2
Section 1.5 Directors and Officers	2
Section 1.6 Conversion of Company Voting Common Shares	2
Section 1.7 Surrender of Certificates	3
Section 1.8 Dissenting Shares	5
Section 1.9 Company Shareholders’ Meeting; Proxy Statement	6
Section 1.10 Further Action	7
ARTICLE II – REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7
Section 2.1 Organization; Standing; Charter Documents; Subsidiaries	8
(a) Organization; Standing	8
(b) Charter Documents	8
(c) Subsidiaries	8
Section 2.2 Capital Structure	9
(a) Capital Stock	9
(b) Deferred Shares	9
(c) Voting Debt; Debentures	9
(d) Other Securities	10
Section 2.3 Authority; Noncontravention; Necessary Consents	10
(a) Authority	10
(b) Noncontravention	11
(c) Necessary Consents	11
Section 2.4 SEC Filings; Financial Statements	12
(a) SEC Filings	12
(b) Financial Statements	12
Section 2.5 Absence of Certain Changes or Events	13
Section 2.6 Brokers’ and Finders’ Fees	13
Section 2.7 Disclosure	13
Section 2.8 Fairness Opinion	13
Section 2.9 Rights Agreement	14
Section 2.10 Litigation	14
Section 2.11 Compliance with Laws; Licenses, Permits and Registrations	14
Section 2.12. Employee Benefit Plans	15
Section 2.13 Title to Real Property	16
ARTICLE III – REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB	16
Section 3.1 Organization; Standing; Charter Documents; Subsidiaries	17
(a) Organization; Standing and Power	17
(b) Charter Documents	17
(c) Merger Sub	17
Section 3.2 Authority; Noncontravention; Necessary Consents	18

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(a) Authority	18
(b) Noncontravention	18
(c) Necessary Consents	18
Section 3.3 Disclosure	19
Section 3.4 Sufficient Funds; No Financing Contingency	19
Section 3.5 Brokers’ and Finders’ Fees	19
Section 3.6 Ownership of Company Voting Common Shares	19
ARTICLE IV – CONDUCT OF BUSINESS BY THE COMPANY PRIOR TO THE EFFECTIVE TIME	20
Section 4.1 Ordinary Course	20
Section 4.2 Required Consent	20
ARTICLE V – ADDITIONAL AGREEMENTS	23
Section 5.1 Acquisition Proposals	23
(a) No Solicitation	23
(b) Superior Offers	23
(c) Changes of Recommendation	24
(d) Compliance with Tender Offer Rules; Due Diligence	24
(e) Certain Definitions	25
Section 5.2 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants	25
(a) Confidentiality	25
(b) Access to Information	26
(c) No Modification of Representations and Warranties or Covenants	26
Section 5.3 Public Disclosure	26
Section 5.4 Regulatory Filings; Reasonable Best Efforts	26
(a) Regulatory Filings	26
(b) Exchange of Information	27
(c) Notification	27
(d) Reasonable Best Efforts	28
(e) Limitation on Divestiture	28
Section 5.5 Notification of Certain Matters	29
(a) By the Company	29
(b) By Parent	29
Section 5.6 Third-Party Consents	29
Section 5.7 Employee Communications	29
Section 5.8 Indemnification	29
Section 5.9 Conveyance Taxes	31
Section 5.10 Redemption of Company Series A Preferred Shares and Payment of Debentures	31
ARTICLE VI – CONDITIONS TO THE MERGER	31
Section 6.1 Conditions to the Obligations of Each Party to Effect the Merger	31
Section 6.2 Conditions to the Obligations of the Parent and the Merger Sub to Effect the Merger	32
Section 6.3 Conditions to the Obligations of the Company to Effect the Merger	33
Section 6.4 No Other Conditions	33
ARTICLE VII – TERMINATION, AMENDMENT AND WAIVER	33

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Annex A – Index of Defined Terms

iii

AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 27, 2004, by and among The Riverstone Group, LLC, a Virginia limited liability company (the “Parent”), RG Subsidiary Corporation, a South Carolina corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”), and Sea Pines Associates, Inc., a South Carolina corporation (the “Company”).

RECITALS

     WHEREAS, the managers of the Parent and the respective boards of directors of the Merger Sub and the Company, deeming it advisable for the respective benefits of the Parent, the Merger Sub, the Company and their respective members and shareholders, have approved the merger of the Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the parties make certain representations, warranties and agreements in connection with the Merger and also prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I – THE MERGER

Section 1.1 The Merger.

     Subject to and upon the terms and conditions of this Agreement and the applicable provisions of the South Carolina Business Corporation Act of 1988, as amended (the “SCBCA”), at the Effective Time, the Merger Sub shall be merged with and into the Company, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2 Effective Time; Closing.

     Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger with the Secretary of State of the State of South Carolina in accordance with the relevant provisions of the SCBCA (the “Articles of Merger”) (the time of such filing with the Secretary of State of the State of South Carolina (or such later time as may be agreed in writing by the Company and the Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as defined in this Section 1.2). The closing of the Merger (the “Closing”) shall take place at the offices of McNair Law Firm, P.A., 1301 Gervais Street, 17th Floor, Columbia, South Carolina, at a time and date to be specified by the parties, which shall be no later than the second Business

Day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

Section 1.3 Effect of the Merger.

     At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the SCBCA.

Section 1.4 Articles of Incorporation and Bylaws.

     The articles of incorporation of the Company as in effect immediately prior to the Effective Time will remain the articles of incorporation of the Surviving Corporation without any modification or amendment in the Merger until thereafter amended in accordance with the SCBCA and as provided in such articles of incorporation. Subject to Section 5.8, at the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the SCBCA and as provided in such bylaws.

Section 1.5 Directors and Officers.

     The directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation from and after the Effective Time, until their respective successors are duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation from and after the Effective Time, until their respective successors are duly appointed.

Section 1.6 Conversion of Company Voting Common Shares.

     As of the Effective Time, by virtue of the Merger and without any action on the part of the parties or the holders of any of the voting common shares, without par value, of the Company (“Company Voting Common Shares”):

     (a) All Deferred Shares (as defined in Section 8.3(e)) underlying Awards (as defined in, and made pursuant to, the Company’s Deferred Issuance Stock Plan and the Company’s Director Stock Compensation Plan) made but not forfeited prior to the Effective Time shall be deemed paid and issued.

     (b) Each issued and outstanding Company Voting Common Share (including each Deferred Share deemed paid and issued pursuant to Section 1.6(a)), whether or not subject to transfer restrictions or rights of the Company to reacquire it (other than Company Voting Common Shares to be canceled in accordance with Section 1.6(d) and the Dissenting Shares) automatically shall be converted into the right to receive $8.50 in cash (the “Merger Consideration”) payable, without interest, to the holder of such Company Voting Common Share, upon surrender, in the manner provided in Section 1.7, of the certificate that formerly evidenced such Company Voting Common Share. All such Company Voting Common Shares, when so converted, shall no longer be outstanding and automatically shall be canceled and shall cease to exist, and each holder of a certificate representing any such Company Voting Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.7. Any payment made pursuant to this Section 1.6(b) shall be made net of applicable withholding taxes in accordance with Section 1.7(f) to the extent that such withholding is required by applicable Legal Requirements.

     (c) Each issued and outstanding share of common stock, without par value, of the Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     (d) All Company Voting Common Shares that are owned at the Effective Time by the Company, the Parent, the Merger Sub or any other direct or indirect wholly owned Subsidiary of the Company, the Parent or the Merger Sub shall be canceled and no Merger Consideration shall be delivered in exchange therefor.

     (e) The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Voting Common Shares), reorganization, recapitalization, reclassification or other like change with respect to Company Voting Common Shares having a record date on or after the date hereof and prior to the Effective Time.

Section 1.7 Surrender of Certificates.

     (a) Prior to the Effective Time, the Parent shall designate an agent reasonably acceptable to the Company to act as agent for the holders of the Company Voting Common Shares (other than the Company Voting Common Shares held by the Parent, the Merger Sub, the Company or any of their Subsidiaries) in connection with the Merger (the “Paying Agent”) to receive in trust, the aggregate Merger Consideration to which holders of Company Voting Common Shares shall become entitled pursuant to Section 1.6(b). At the Effective Time, the Parent shall deposit the Merger Consideration with the Paying Agent. The Merger Consideration shall be held in trust for the benefit of the holders of Company Voting Common Shares and such cash shall not used for any other purposes; provided that the Surviving Corporation may direct the Paying Agent to invest such cash, provided that such investments (i) shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from Standard & Poor’s Corporation, or in certificates of deposit of domestic commercial banks with capital exceeding $250,000,000 (collectively, the “Permitted Investments”) or in money market funds which are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to Section 1.6(b) and this Section 1.7. If for any reason (including losses) the funds held by the Paying Agent are inadequate to pay the amounts to which the shareholders shall be entitled under Section 1.6(b), the Parent and the Surviving Corporation shall be liable for the payment thereof.

     (b) As promptly as practicable after the Effective Time, the Parent and the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented

Company Voting Common Shares (the “Certificates” or individually, a “Certificate”), whose Company Voting Common Shares were converted pursuant to Section 1.6(b) into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon proper delivery of the Certificate to the Paying Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and instructions for effecting the surrender of a Certificate in exchange for the Merger Consideration for the Company Voting Common Shares. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other documents reasonably required by the Parent, the holder of such Certificate shall receive promptly in exchange therefor the Merger Consideration for each Company Voting Common Share formerly evidenced thereby, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of a Certificate. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall (i) have paid any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or (ii) have established to the satisfaction of the Surviving Corporation that such Taxes have been paid or that payment of Taxes is not applicable. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration for each Company Voting Common Share in cash as contemplated by Section 1.6.

     (c) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Company of the Company Voting Common Shares, which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates evidencing ownership of the Company Voting Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Voting Common Shares, except as otherwise provided for herein or by applicable Legal Requirements. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article I.

     (d) At any time following the six month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent, and holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article I, provided, that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof and at the discretion of the Surviving Corporation, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Company Voting Common Shares represented by the Certificate claimed to have been lost, stolen or destroyed.

     (f) The Parent, the Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Merger Consideration payable to a holder of Company Voting Common Shares pursuant to the Merger any or all such amounts as are required to be deducted and withheld under the Internal Revenue Code of 1986, as amended (the “Code”), and/or any applicable provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent that amounts are so deducted and withheld by the Parent, the Merger Sub, the Surviving Corporation or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Voting Common Shares to which such consideration would otherwise have been paid.

Section 1.8 Dissenting Shares.

     (a) Each outstanding Company Voting Common Share for which a written notice of intent to demand payment is filed in accordance with Section 33-13-210 of the SCBCA at or prior to the Company Shareholders’ Meeting (as defined in Section 1.9(a)(i)) and that is not voted in favor of the Merger (each, a “Dissenting Share”) shall not be converted into or represent a right to receive Merger Consideration hereunder unless and until the holder thereof shall have withdrawn his right to appraisal of or payment for such Company Voting Common Share under Section 33-13-210 of the SCBCA, at which time such Company Voting Common Share shall be converted into the right to receive the Merger Consideration, without interest thereon, as set forth in Section 1.6(b) in accordance with Section 1.7.

     (b) The Company shall give the Parent (A) prompt notice of its receipt of any notices of intent to demand payment and demands for payment received by the Company, withdrawals of such notices and demands and any other instruments delivered pursuant to Chapter 13 of the SCBCA and received by the Company; and (B) the opportunity to lead all negotiations and proceedings with respect to demands for payment under Chapter 13 of the SCBCA (it being understood that the Company shall be entitled to participate therein). The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for payment or offer to settle or settle any such demands.

Section 1.9 Company Shareholders’ Meeting; Proxy Statement.

     (a) As soon as practicable following the date hereof, if required by applicable Legal Requirements in order to consummate the Merger:

          (i) the Company, acting through its board of directors, shall, in accordance with applicable Legal Requirements, duly call, give notice of, convene and hold a special meeting of its shareholders, to be held on the earliest practicable date determined in consultation with the Parent (the “Company Shareholders’ Meeting”);

          (ii) the Company, after the Company Shareholders’ Meeting has been called and noticed, shall not postpone or adjourn the Company Shareholders’ Meeting without the Parent’s prior written consent;

          (iii) the Company shall prepare and file a preliminary proxy statement (as amended, supplemented or modified, the “Proxy Statement”) relating to the Merger and this Agreement which shall comply as to form with all applicable Legal Requirements and which shall include all information concerning the Company, the Parent and the Merger Sub required to be set forth therein pursuant to the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder (collectively, the “Exchange Act”);

          (iv) the Company shall respond promptly to any comments of the Securities and Exchange Commission (the “SEC”) and shall file a definitive form of the Proxy Statement, which shall reflect compliance with or resolution of the comments and requests in accordance with the Exchange Act from the SEC as the Company and the Parent shall deem appropriate;

          (v) the Company shall distribute the Proxy Statement to the Company’s shareholders in accordance with applicable Legal Requirements, provided that Greenhill & Co., LLC shall have affirmed in writing the opinion described in Section 2.8 immediately prior to such distribution as if such opinion was issued on such date; and

          (vi) the Company shall take all such other reasonable action necessary or appropriate to obtain the lawful approval of this Agreement by the Company’s shareholders including, to the extent necessary or advisable, soliciting from holders of Company Voting Common Shares proxies in favor of the adoption and approval of this Agreement, the Merger and the transactions contemplated hereby and postponement of the Company Shareholders’ Meeting (but not to a date later than December 30, 2004, provided that the Company has complied in all material respects with its obligations under this Section 1.9) if requested by the Parent in order to obtain the vote necessary for the Company Shareholders’ Approval (as defined in Section 2.3(a)). Without limiting the generality of the foregoing, (A) the Company agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Company Voting Common Shares, as required by this Section 1.9, shall not be affected by a Change of Company Recommendation (as defined in Section 5.1(c)); and (B) the Company agrees that its obligations pursuant to this Section 1.9 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 5.1(e)(i)) or Superior Offer (as defined in Section 5.1(e)(ii)).

     (b) The Parent and the Merger Sub shall furnish to the Company all information concerning the Parent, the Merger Sub and their affiliates required by the Exchange Act or as otherwise required by the SEC to be set forth in the Proxy Statement.

     (c) Each of the Company and the Parent shall consult and confer with the other and the other’s counsel regarding the Proxy Statement and each shall have the opportunity to comment on the Proxy Statement, and any amendments or supplements thereto, before the Proxy Statement is filed with the SEC or mailed to the Company’s shareholders. Each of the Company and the Parent will provide to the other copies of all correspondence between it (or its advisors) and the SEC relating to the Proxy Statement.

     (d) The Parent will vote, or cause to be voted, all Company Voting Common Shares held by the Parent and its affiliates, the Merger Sub and any other Subsidiary of the Parent in favor of the Merger and the adoption of this Agreement.

Section 1.10 Further Action.

     At and after the Effective Time, the officers and directors of the Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and the Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and the Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II – REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Parent and the Merger Sub as set forth below, subject to those exceptions disclosed in writing in the disclosure schedule supplied by the Company to the Parent, dated as of the date hereof, and certified by a duly authorized officer of the Company (the “Company Disclosure Schedule”). For purposes of the representations and warranties of the Company contained herein, each exception set forth in the Company Disclosure Schedule and each other response to this Agreement set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement, and disclosure in any section of the Company Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations and warranties by the Company calling for disclosure of such information if it is reasonably apparent on the face of the Company Disclosure Schedule that such disclosure is applicable; provided, however, that the Company represents and warrants that it has made a good-faith effort to include specific cross-references to other portions thereof where applicable. The Company Disclosure Schedule may incorporate disclosures contained in any quarterly, annual or current report or any proxy or information statement filed with or furnished to the SEC (a “Public Filing”) by reference to a specific portion of a specific Public Filing. The inclusion of any information in any section of the Company Disclosure Schedule or other document delivered by the Company pursuant to this

Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 2.1 Organization; Standing; Charter Documents; Subsidiaries.

     (a) Organization; Standing.

          Each of the Company and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(h)) on the Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, “Subsidiary”, when used with respect to any Person, means any other Person, whether incorporated or unincorporated, at least a majority of the equity securities or other equity interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. For purposes of this Agreement, the term “Significant Subsidiary” has the meaning given it in 17 C.F.R. § 210.1-02(w).

     (b) Charter Documents.

          The Company has delivered or made available to the Parent: (i) a true and correct copy of the articles of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the articles of incorporation and bylaws, or like organizational documents, of each of its Significant Subsidiaries, each as amended to date (collectively, “Subsidiary Charter Documents”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Significant Subsidiary is not in material violation of its respective Subsidiary Charter Documents.

     (c) Subsidiaries.

          Section 2.1(c) of the Company Disclosure Schedule sets forth a list of all the Significant Subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens (as defined in Section 8.3(g)), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws or for Liens set forth on Section 2.1(c) of the Company Disclosure Schedule.

Section 2.2 Capital Structure.

     (a) Capital Stock.

          The authorized capital stock of the Company consists of: (i) 20,000,000 Company Voting Common Shares, (ii) 1,000,000 nonvoting common shares, without par value, (iii) 2,000,000 special common shares, without par value, and (iv) 5,000,000 shares of preferred stock, without par value, of which 2,000,000 shares are designated as Series A Cumulative Preferred Shares (“Company Series A Preferred Shares”) and 20,000 shares are designated as Series B Junior Cumulative Preferred Shares. As of the date hereof: (i) 3,600,500 Company Voting Common Shares are issued and outstanding, (ii) 220,900 Company Series A Preferred Shares were issued and outstanding and (iii) no shares of any other class or series are issued or outstanding. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued prior to the Effective Time pursuant to any Deferred Shares will be when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the SCBCA, the Company’s articles of incorporation, the Company’s bylaws or any contract or other agreement to which the Company or any Company Subsidiary is a party or otherwise bound. The Company Series A Preferred shares are redeemable at any time and from time to time at the option of the Company. Section 2.2(a) of the Company Disclosure Schedule sets forth as of the date hereof the amount necessary to redeem in full all outstanding Company Series A Preferred Shares.

     (b) Deferred Shares.

          Section 2.2(b) of the Company Disclosure Schedule sets forth a list of all awards of Deferred Shares made by the Company on or before the date hereof, including the numbers of Deferred Shares awarded and summaries of the vesting terms relating to the awards. Copies of all agreements between the Company and recipients of Deferred Shares relating to awards of Deferred Shares have been made available to the Parent.

     (c) Voting Debt; Debentures.

          No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote (“Voting Debt”) is issued or outstanding as of the date hereof. Section 2.2(c) of the Company Disclosure Schedule sets forth the amount necessary to pay in full as of the date hereof all amounts owing under the junior subordinated debentures issued by the Company to Sea Pines Associates Trust I (the “Debentures”).

     (d) Other Securities.

          Other than the preferred stock or other rights (the “Rights”) issued pursuant to the Second Amended and Restated Rights Agreement, dated as of August 23, 1993, amended and restated as of July 20, 1999, amended as of December 13, 1999 and amended and restated as of August 5, 2003, between the Company and Wachovia Bank, N.A. (the “Rights Agreement”) and the Deferred Shares listed in Section 2.2(b) of the Company Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound, or any preemptive or similar rights, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of capital stock of the Company and of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable Material Company Contracts. For purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.3(c)).

Section 2.3 Authority; Noncontravention; Necessary Consents.

     (a) Authority.

          The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement and the approval of the Merger by the Company’s shareholders and the filing of the Articles of Merger as, if and to the extent required pursuant to the SCBCA. The affirmative vote of the holders of record of at least 80% of all votes entitled to be cast by the holders of the outstanding Company Voting Common Shares to adopt this Agreement and approve the Merger (the “Company Shareholders’ Approval”) will be the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the Parent and the Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     (b) Noncontravention.

          The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents; (ii) subject to obtaining the Company Shareholders’ Approval and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party in any material respect under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the material properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract (as defined in Section 8.3(c)). Section 2.3(b) of the Company Disclosure Schedule lists all consents, waivers and approvals under any of the Company Material Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

     (c) Necessary Consents.

          No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of South Carolina and appropriate documents with the relevant authorities of other states in which the Company and/or the Parent are qualified to do business; (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) the consents listed in Section 2.3(c) of the Company Disclosure Schedule; (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country except where the failure to obtain such consent, approval, order, authorization, registration or declaration and filings would reasonably be expected not to have a Material Adverse Effect; and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not individually or in the aggregate materially affect the Company or the Parent or materially adversely affect the ability of the parties hereto to consummate the Merger and the other transactions contemplated hereby within the time frames in which the Merger and the other transactions contemplated hereby would otherwise be consummated in the absence of the need for such consents, approvals, orders, authorizations, registrations, declarations or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vi) are referred to herein as the “Necessary Consents.”

Section 2.4 SEC Filings; Financial Statements.

     (a) SEC Filings.

          The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since October 31, 2001. The Company has delivered or made available to the Parent all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof), as amended, are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the applicable rules and regulations thereunder (collectively, the “Securities Act”), or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Company SEC Report. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of the Parent or the Merger Sub that is contained in any of the foregoing documents, or which either of them failed to supply.

     (b) Financial Statements.

          Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including each Company SEC Report filed after the date hereof until the Closing (the “Company Financials”): (i) complied, or will when filed comply, as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was, or will when prepared be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented, or will when filed fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated. The balance sheet of the Company contained in the Company’s Form 10-Q for the quarterly period ended April 30, 2004 is hereinafter referred to as the “Company Balance Sheet.” Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liabilities (absolute, accrued, contingent or otherwise) required under GAAP to be set forth on a consolidated balance sheet which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company other than (i) as set forth in Section 2.4(b) of the Company Disclosure Schedule or (ii) as incurred in the ordinary course of the business of the Company and its Subsidiaries consistent with past practice.

Section 2.5 Absence of Certain Changes or Events.

     Since the date of the Company Balance Sheet, the Company and each of its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been (a) an event or development which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or (b) any event or development which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the performance of this Agreement by the Company.

Section 2.6 Brokers’ and Finders’ Fees.

     Except for fees payable to Greenhill & Co., LLC pursuant to an engagement letter dated February 26, 2004, a copy of which has been provided to the Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 2.7 Disclosure.

     The Proxy Statement will not, at the time the Proxy Statement or any amendments or supplements thereto are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of the Parent or the Merger Sub that is contained in any of the foregoing documents, or which either of them failed to supply.

Section 2.8 Fairness Opinion.

     The Company’s board of directors has received the opinion of Greenhill & Co., LLC, dated as of the date hereof, to the effect that, as of such date, the cash consideration to be received by the Company’s shareholders (other than those shareholders whose Company Voting Common Shares are canceled pursuant to Section 1.6(d)) pursuant to the Merger is fair from a financial point of view to such shareholders, and has (or promptly upon receipt of a written copy thereof will have) delivered to the Parent a copy of such opinion.

Section 2.9 Rights Agreement.

     The Company has taken and will maintain in effect all further necessary action (a) to prevent any Right issued or issuable under the Rights Agreement from becoming exercisable by virtue of this Agreement, the Merger and the other transactions contemplated hereby and (b) to ensure that (i) neither the Parent nor the Merger Sub nor any of their “Affiliates” (as defined in the Rights Agreement) or “Associates” (as defined in the Rights Agreement) is considered to be an “Acquiring Person” (as defined in the Rights Agreement) or an “Adverse Person” (as defined in the Rights Agreement) by virtue of this Agreement, the Merger and the other transactions contemplated hereby; and (ii) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement) or a Triggering Event (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Merger or the other transactions contemplated hereby or the execution of this Agreement. The Company has made available to the Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

Section 2.10 Litigation.

     (i) There are no pending or, to the Knowledge of the Company (as defined in Section 8.3(f)), threatened, actions, suits, claims, litigation or other governmental or judicial proceedings or investigations or arbitrations against the Company, its Subsidiaries or any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company’s or any Company Subsidiary’s current or former directors or officers (in their capacity as such) or any other person whom the Company or any Subsidiary has agreed to indemnify (that would or would reasonably be expected to give rise to the obligation of the Company to indemnify such person) and (ii) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company, its Subsidiaries, any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ current or former directors (in their capacity as such) or officers or any other person whom the Company or any Subsidiary has agreed to indemnify (that would give rise to the obligation of the Company to indemnify such person) except, in the case of (i) or (ii) above, as individually or in the aggregate would not have a Material Adverse Effect on the Company.

Section 2.11 Compliance with Laws; Licenses, Permits and Registrations.

     (a) To the Knowledge of the Company, neither the Company nor any Company Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees (including any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees relating to pollution, protection of human health, safety or the environment (collectively, “Environmental Laws”)), except for any such violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     (b) To the Knowledge of the Company, each of the Company and the Company Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws (including under any Environmental Law), and from all Governmental Entities required by the Company and the Company Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

Section 2.12. Employee Benefit Plans.

     (a) Section 2.12 of the Company Disclosure Schedule contains an accurate and complete list of (i) each “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each employment (other than contracts covering independent real estate sales agents), severance, change in control, termination, or similar contract, plan, arrangement or policy, and (iii) each other material employee benefit plan, program or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, life insurance and any other paid time off programs, workers’ compensation, supplemental unemployment benefits and post employment or retirement benefits which is maintained, sponsored or contributed to by the Company or any of its affiliates on behalf of any employee or former employee of the Company or any Company Subsidiary (each, a “Company Employee Plan”).

     (b) Each Company Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination from the United States Internal Revenue Service (the “IRS”) that such Company Employee Plan is qualified under Section 401(a) of the Code or is utilizing a prototype plan document and is relying on the prototype plan’s national opinion letter.

     (c) Neither the Company nor any Company Subsidiary maintains, contributes to or has any liability under or with respect to any plan subject to Title IV of ERISA, or any “multiemployer plan” (as defined in Section 3(37) of ERISA). No asset of the Company or any Company Subsidiary is subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

     (d) There are no pending or, to the Knowledge of the Company, threatened actions, suits, investigations or claims with respect to any Company Employee Plan (other than routine claims for benefits) which could reasonably be expected to result in material liability to the Parent or the Merger Sub, and, to the Knowledge of the Company, there are no facts which could reasonably be expected to give rise to any such actions, suits, investigations or claims.

     (e) In all material respects, to the Knowledge of the Company, (i) each of the Company Employee Plans has been maintained, funded and administered, in both form and operation, in compliance with its terms and in compliance with the applicable provisions of ERISA, the Code and any other applicable laws, and (ii) all filings required for the Company Employee Plans and all contributions to the Company Employee Plans have been timely made. To the Knowledge of the Company, the Company and the Company Subsidiaries have complied in all material respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the Company and each

Company Subsidiary have no obligations under any Company Employee Plan or otherwise to provide health, medical, dental or disability benefits to former employees of the Company or the Company Subsidiaries or any other person, except as specifically required by COBRA.

     (f) To the Knowledge of the Company, none of the Company, any Company Subsidiary, any affiliate of the Company or any Company Subsidiary or any plan fiduciary of any Company Employee Plan, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) which could reasonably be expected to subject the Company, the Parent, the Merger Sub or the Surviving Corporation to any material taxes, penalties or other liabilities resulting from such prohibited transaction and, to the Knowledge of the Company, no condition exists that could reasonably be expected to subject any of the Company, the Parent, the Merger Sub or the Surviving Corporation to any material excise penalty tax or fine related to any Company Employee Plan.

     (g) Except as disclosed in Section 2.12 of the Company Disclosure Schedule, the consummation of the Merger will not, either alone or in conjunction with another event, (i) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer, or (iii) require the immediate funding or financing of any compensation or benefits.

     (h) Neither the Company nor any Company Subsidiary maintains a Company Employee Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code.

Section 2.13 Title to Real Property.

     To the Knowledge of the Company, the Company or its Subsidiaries, as the case may be, have good, marketable and insurable fee simple title to the Real Property listed in Section 2.13 of the Company Disclosure Schedule, free and clear of all Liens, other than such Liens which, individually or in the aggregate, (i) would not materially interfere with the use of such Real Property by the Company or any of its Subsidiaries as it is being used on the date hereof or (ii) would not have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is obligated under any option, right of first refusal or other contractual right to sell or dispose of any such Real Property or any portion thereof or interest therein.

ARTICLE III – REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB

     The Parent and the Merger Sub represent and warrant to the Company as set forth below, subject to the exceptions disclosed in writing in the disclosure schedule supplied by the Parent and the Merger Sub to the Company, dated as of the date hereof, and certified by a duly authorized officer of each of the Parent and the Merger Sub (the “Parent Disclosure Schedule”). For purposes of the representations and warranties of the Parent and the Merger Sub contained herein, each exception set forth in the Parent Disclosure Schedule and each other response to this

Agreement set forth in the Parent Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement, and disclosure in any section of the Parent Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations and warranties by the Parent and the Merger Sub calling for disclosure of such information if it is reasonably apparent on the face of the Parent Disclosure Schedule that such disclosure is applicable; provided, however, that the Parent and Merger Sub represent and warrant that they have made a good-faith effort to include specific cross-references to other portions thereof where applicable. The inclusion of any information in any section of the Parent Disclosure Schedule or other document delivered by the Parent and the Merger Sub pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 3.1 Organization; Standing; Charter Documents; Subsidiaries.

     (a) Organization; Standing and Power.

          The Parent is a limited liability company duly organized, validly existing and in good standing under the laws of Virginia. The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of South Carolina, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on the Parent or the Merger Sub, as the case may be. Each of the Parent and the Merger Sub is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Parent or the Merger Sub, as the case may be.

     (b) Charter Documents.

          The Parent has delivered or made available to the Company true and correct copies of the articles of incorporation and bylaws of the Merger Sub (collectively, the “Merger Sub Charter Documents”), and each of the Merger Sub Charter Documents is in full force and effect. The Parent is not in violation of any of the provisions of its articles of organization and operating agreement (collectively, the “Parent Charter Documents”), and the Merger Sub is not in violation of any of the provisions of the Merger Sub Charter Documents.

     (c) Merger Sub.

          Except as contemplated by this Agreement, the Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has the Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement.

Section 3.2 Authority; Noncontravention; Necessary Consents.

     (a) Authority.

          Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has peen duly authorized by all necessary limited liability company action on the part of the Parent and all necessary corporate action on the part of the Merger Sub, and no other limited liability company proceedings on the part of the Parent and no other corporate proceedings on the part of the Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject to the filing of the Articles of Merger pursuant to the SCBCA and the adoption of this Agreement by the Parent as the sole shareholder of the Merger Sub. This Agreement has been duly executed and delivered by the Parent and the Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of the Parent and the Merger Sub, enforceable against each of the Parent and the Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     (b) Noncontravention.

          The execution and delivery of this Agreement by the Parent and the Merger Sub does not, and performance of this Agreement by the Parent and the Merger Sub will not: (i) conflict with or violate the Parent Charter Documents or the Merger Sub Charter Documents, (ii) conflict with or violate any material Legal Requirement applicable to the Parent or the Merger Sub or by which the Parent or the Merger Sub or any of their respective properties is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially alter the rights or obligations of any third party in any material respect under, any Contract material to the Parent and its Subsidiaries, taken as whole. Section 3.2(b) of the Parent Disclosure Schedule lists all consents, waivers and approvals under any of such material Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

     (c) Necessary Consents.

          No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by the Parent or the Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not individually or in the aggregate be material to the Parent, the Merger Sub or the Company or materially adversely affect the ability of the parties hereto to consummate the Merger and the other transactions contemplated hereby within the time frames in which the Merger and the other transactions contemplated hereby would otherwise be consummated in the absence of the need for such consents, approvals, orders, authorizations, registrations, declarations or filings.

Section 3.3 Disclosure.

     None of the information supplied by the Parent or the Merger Sub for inclusion in the Proxy Statement will, at the date mailed to the Company’s shareholders and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Notwithstanding the foregoing, the Parent makes no representation or warranty with respect to information supplied by or on behalf of the Company, which is contained in any of the foregoing documents, or which the Company failed to supply.

Section 3.4 Sufficient Funds; No Financing Contingency.

     The Parent currently has available cash in amounts sufficient to pay the aggregate Merger Consideration pursuant to the Merger and to otherwise consummate the transactions contemplated hereby including the transactions contemplated under Section 5.10. In addition, the Parent will have available at the Effective Time to transfer to the Merger Sub, and following such transfer the Merger Sub will have available, cash in amounts sufficient to pay the aggregate Merger Consideration pursuant to the Merger and to otherwise consummate the transactions contemplated herein. The consummation of the transactions contemplated hereby is not subject in any way to any financing contingency.

Section 3.5 Brokers’ and Finders’ Fees.

     Neither the Parent nor the Merger Sub has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby other than by reason of the Merger Sub’s succeeding to the liabilities of the Company at the Effective Time.

Section 3.6 Ownership of Company Voting Common Shares.

     The Parent (a) holds of record and owns beneficially 958,000 Company Voting Common Shares, (b) is not a party to any option, warrant, purchase right or other contract or commitment that could require the Parent to sell, transfer or otherwise dispose of any of such Company Voting Common Shares and (c) is not a party to any voting trust, proxy or other agreement or understanding (other than this Agreement) with respect to the voting of any capital stock of the Company.

ARTICLE IV – CONDUCT OF BUSINESS BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

Section 4.1 Ordinary Course.

     During the period from the date hereof and continuing until the earlier of (a) the termination of this Agreement pursuant to its terms and (b) the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as otherwise expressly contemplated by this Agreement (including the Company Disclosure Schedule) or to the extent that the Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use reasonable best efforts consistent with past practices and policies to preserve intact its present business organization and workforce and preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings.

Section 4.2 Required Consent.

     In addition, without limiting the generality of Section 4.1, except as permitted by the terms of this Agreement, and except as provided in Section 4.2 of the Company Disclosure Schedule, without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of (a) the termination of this Agreement pursuant to its terms and (b) the Effective Time, the Company shall not do, and shall not permit its Subsidiaries to do, any of the following:

          (i) enter into any new line of business material to it and its Subsidiaries taken as a whole;

          (ii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock (other than dividends or distributions paid by wholly owned Subsidiaries of the Company to the Company or to other wholly owned Subsidiaries of the Company);

          (iii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries;

          (iv) issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Deferred Shares, Voting Debt or any securities convertible into shares of the Company’s capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of the Company’s capital stock or Voting Debt or any securities convertible into shares of the Company’s capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than issuances of Company Voting Common Shares pursuant to Deferred Shares awarded on or before the date hereof in accordance with their terms (together with, in each case, Rights);

          (v) redeem the Rights or amend, waive any rights under or otherwise modify or terminate the Rights Agreement in connection with an Acquisition Proposal by any person other than the Parent or the Merger Sub or render the Rights Agreement inapplicable to any Acquisition Proposal by any person other than the Parent or the Merger Sub unless, and only to the extent that, (A) the Company is required to do so by a court of competent jurisdiction or (B) the Acquisition Proposal is a Superior Offer;

          (vi) cause, permit or propose any amendments to its Charter Documents or any of the Subsidiary Charter Documents of its Significant Subsidiaries;

          (vii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business, except as contemplated under Section 5.1;

          (viii) enter into any joint ventures, strategic partnerships, teaming arrangement or alliances;

          (ix) sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any material property or assets of the Company and its Subsidiaries, taken as a whole, except sales, pledges, dispositions, transfers, leases, licenses or encumbrances pursuant to existing Contracts which have been made available to the Parent prior to the date hereof;

          (x) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans or investments by the Company or one of its Subsidiaries to or in the Company or one of its wholly owned Subsidiaries;

          (xi) except as required by GAAP or the SEC as concurred in by its independent auditors, make any material change in its methods or principles of accounting;

          (xii) make or change any material tax election;

          (xiii) settle any material claim (including any tax claim), action or proceeding involving money damages, except (A) in the ordinary course of business consistent with past practice or (B) to the extent subject to reserves reflected in the Company Balance Sheet;

          (xiv) except as required by Legal Requirements, or pursuant to Contracts binding on the Company or its Subsidiaries, or in the usual, regular and ordinary course of business, in substantially the same manner as heretofore conducted, and consistent with past practices and policies: (1) increase in any manner the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to, any executive officer or director of the Company or any of its Subsidiaries or materially increase the foregoing with respect to employees of the Company and its Subsidiaries generally; (2) increase or make any commitment to increase, the benefits provided under any employee benefit plan (including any severance plan) of the Company (each, a “Company Plan”), or adopt or amend, or make any commitment to adopt or amend, any Company Plan or make any contribution, other than regularly scheduled contributions, to any Company Plan; (3) waive any stock repurchase rights, accelerate, amend or change the vesting period of any of the Deferred Shares or authorize cash payments in exchange for any Deferred Shares; (4) enter into any employment, severance, termination or indemnification agreement with any Company employee; (5) make any material written representation or commitment with respect to any material aspect of any Company Plan that is binding and not materially in accordance with the existing written terms and provisions of such Company Benefit Plan; (6) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Company employee); or (7) enter into any agreement with any Company employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby;

          (xv) subject the Parent or the Surviving Corporation or any of their respective Subsidiaries to any noncompete or other material restriction on any of their respective businesses following the Closing;

          (xvi) enter into, modify or amend in a manner adverse to the Company or its Subsidiaries, as the case may be, or terminate any Company Material Contract or waive, release or assign any rights or claims thereunder, in each case, in a manner adverse to the Company or its Subsidiaries, as the case may be, other than (i) any modification, amendment or termination of any such Company Material Contract in the ordinary course of business consistent with past practice or (ii) any new Contract, or modification, amendment or termination of any existing Contract if the dollar value of such new Contract or existing Contract as so amended, modified, terminated or renewed would be less than $250,000;

          (xvii) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of the Company) or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”), except for Indebtedness for borrowed money under the Company’s existing credit facilities, or (ii) make or authorize any capital expenditure materially in excess of the Company’s budget as disclosed to the Parent prior to the date hereof;

          (xviii) except as contemplated under Section 5.1, take any action to render inapplicable, or to exempt any third party from any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

          (xix) consent to the cancellation or termination of any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or loss payee; or

          (xx) agree in writing or otherwise to take any of the actions described in (i) through (xix) above.

ARTICLE V – ADDITIONAL AGREEMENTS

Section 5.1 Acquisition Proposals.

     (a) No Solicitation.

          The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, advisors, agents, accountants, consultants, employees, investment bankers, legal counsel or other representatives (collectively, “Representatives”) shall directly or indirectly:

          (i) solicit, initiate any inquiry with respect to or encourage the making, submission or announcement of any Acquisition Proposal (as defined in Section 5.1(e)(i));

          (ii) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company’s equity securities or the capital stock of any Subsidiary; or

          (iii) enter into any agreement with respect to any Acquisition Proposal or approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal other than in the manner contemplated by this Section 5.1.

     (b) Superior Offers.

          Notwithstanding anything to the contrary contained in Section 5.1(a), in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its board of directors has in its good faith business judgment concluded (following consultation with its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer (as defined in Section 5.1(e)(ii)), it may then take the following actions:

          (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided that it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 5.2(a));

          (ii) engage in negotiations with the third party with respect to such Acquisition Proposal; and

          (iii) after complying with the provisions of the last sentence of Section 5.1(c), (x) approve or recommend such Acquisition Proposal or any agreement, understanding or arrangement relating to such Acquisition Proposal, (y) enter into definitive agreements with respect to such Acquisition Proposal and terminate this Agreement pursuant to Section 7.1(f) hereof and (z) terminate this Agreement pursuant to Section 7.1(f) hereof.

     (c) Changes of Recommendation.

          Neither the Company’s board of directors nor any committee thereof shall withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to the Parent or to the Merger Sub, the Company board of directors’ recommendation that the shareholders of the Company adopt this Agreement and the Merger. Notwithstanding the foregoing, (A) in response to the receipt of a Superior Offer that has not been withdrawn and continues to constitute a Superior Offer, the board of directors of the Company may withhold, change or withdraw its recommendation that the shareholders of the Company adopt this Agreement and the Merger; (B) in the case of a Superior Offer that is a tender or exchange offer made directly to its shareholders, the board of directors of the Company may recommend that its shareholders accept the tender or exchange offer; and (C) to the extent that the board of directors of the Company concludes in good faith (following consultation with outside legal counsel) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary obligations under applicable Legal Requirements, the board of directors of the Company may withhold, change or withdraw its recommendation that the shareholders of the Company adopt this Agreement and the Merger (any of the foregoing actions in (A), (B) or (C), whether by the Company’s board of directors or a committee thereof, a “Change of Company Recommendation”). Before any Change of Company Recommendation or any definitive agreement is entered into pursuant to clause (iii) of Section 5.1(b), the Company shall provide the Parent written notice (i) advising the Parent that the board of directors of the Company has received a Superior Offer which it intends to accept or make a Change of Company Recommendation with respect to, identifying the person making such Superior Offer and specifying the financial and other material terms and conditions of such Superior Offer and (ii) inviting the Parent to propose, within 15 Business Days of receipt of such written notice, adjustments in the terms and conditions of this Agreement with a view to enabling the Company to proceed with the transactions contemplated herein on such adjusted terms as a result of such adjustments making such transactions at least as favorable to the Company’s shareholders (taking into account all such factors as the Company’s board of directors deems relevant) as the Superior Offer (provided that the Company shall fully cooperate, and cause its legal and financial advisors to cooperate, with the Parent in making any such adjustments).

     (d) Compliance with Tender Offer Rules; Due Diligence.

          Nothing contained in this Agreement shall prohibit the Company or the Company’s board of directors, in connection with a tender or exchange offer for the Company’s outstanding securities by a third party, from (i) taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any disclosure to the Company’s shareholders if the Company’s board of directors has concluded in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with applicable Legal Requirements or (iii) conducting “due diligence” inquiries in response to any Acquisition Proposal that the Company’s board of directors determines in its good faith business judgment (after consultation with outside counsel) to be consistent with its obligations under applicable Legal Requirements.

     (e) Certain Definitions.

          For purposes of this Agreement, the following terms shall have the following meanings:

          (i) “Acquisition Proposal”, with respect to the Company, means any offer, proposal, inquiry or indication of interest relating to any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or other disposition (including by way of merger, consolidation or exchange), in a single transaction or series of related transactions, of the assets of the Company or any Subsidiary constituting 15% or more of the consolidated assets of the Company or accounting for 15% or more of the consolidated revenues of the Company (including its Subsidiaries taken as a whole), or (C) any liquidation or dissolution of the Company; and

          (ii) “Superior Offer,” with respect to the Company, means an unsolicited, bona fide, written offer made by a third party to acquire, directly or indirectly, including pursuant to a tender or exchange offer, merger, consolidation, recapitalization or other business combination or similar transaction, (i) all or substantially all of the assets of the Company or (ii) a majority of the total outstanding voting securities of the Company and as a result of which the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the board of directors of the Company has reasonably and in good faith concluded (following consultation with its outside legal counsel and its financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer, the Person making the offer and the ability of the Person making the offer to consummate the transactions contemplated thereby (independent of any actions taken or not taken by the Company or its shareholders), to be more favorable, from a financial point of view, to the Company’s shareholders than the terms of the Merger.

Section 5.2 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

     (a) Confidentiality.

          The parties acknowledge that the Company and the Parent have previously executed a confidentiality letter agreement dated June 14, 2004 (the “Confidentiality

Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and the Parent will hold, and will cause its Representatives to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

     (b) Access to Information.

          The Company will afford the Parent and the Merger Sub and each of their Representatives reasonable access during normal business hours to each of the Company’s and its Subsidiaries’ properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of properties, results of operations and personnel, as the Parent or the Merger Sub may reasonably request, and, during such period, upon request by the Parent or the Merger Sub, the Company shall, and shall cause its Subsidiaries to, furnish promptly to the Parent and the Merger Sub a copy of any report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws. Any information so obtained shall, subject to the limitations and qualifications set forth in the Confidentiality Agreement, be deemed to be Evaluation Material under the Confidentiality Agreement.

     (c) No Modification of Representations and Warranties or Covenants.

          No information or knowledge obtained in any investigation or notification pursuant to this Section 5.2, Section 5.4 or Section 5.5 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, the conditions to the obligations of the parties or the remedies available to any of the parties under this Agreement.

Section 5.3 Public Disclosure.

          Without limiting any other provision of this Agreement, the Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use reasonable best efforts to agree on, any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger and any Acquisition Proposal, and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Legal Requirements. The parties have agreed to the text of the press releases announcing the signing of this Agreement. Notwithstanding anything herein to the contrary, this Section shall not apply to any press release or other public statement by the Company relating to a Superior Offer or a Change of Company Recommendation.

Section 5.4 Regulatory Filings; Reasonable Best Efforts.

     (a) Regulatory Filings.

          Each of the Parent, the Merger Sub and the Company shall coordinate and cooperate with one another and shall each use reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and, as promptly as practicable after the date hereof, each of the Parent, the Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act; (ii) any other filing or registration necessary to obtain any Necessary Consent; (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of the Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.4(a) to comply in all material respects with all applicable Legal Requirements.

     (b) Exchange of Information.

          The Parent, the Merger Sub and the Company each shall promptly supply the others with any information which may be required in order to effectuate any filing, notice, petition, statement, registration, submission of information, application or submission of other documents pursuant to Section 5.4(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and the Parent shall consult with the other prior to taking a position with respect to any such filing, notice, petition, statement, registration, submission of information, application or submission of other documents, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, notices, petitions, statements, registrations, submissions of information, applications, submissions of other documents or presentations (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, notice, petition, statement, registration, submission of information, application, submission of other documents or presentation, a party need not supply any other party (or its counsel) with copies (or in case of oral presentations, summaries) to the extent that applicable Legal Requirements require such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

     (c) Notification.

          Each of the Parent, the Merger Sub and the Company will notify the others promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Legal Requirement. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.4(a), the Parent, the Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

     (d) Reasonable Best Efforts.

          Subject to Section 5.1, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents to the extent the failure to obtain any such consent, approval or waiver would prevent or materially hinder, delay or impair any party’s ability to consummate the Merger or other transactions contemplated hereby; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its board of directors shall, if any takeover statute or other Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to render inapplicable or minimize the effect of such takeover statute or other Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby. For the avoidance of doubt, “reasonable best efforts” shall require that each party make all reasonable expenditures necessary to meet the obligations set forth above and, if and to the extent reasonable to do so, to litigate to obtain the Necessary Consents and consummate the transactions contemplated by this Agreement.

     (e) Limitation on Divestiture.

          Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require the Parent or the Company or any Subsidiary or affiliate thereof to take or agree to take any Action of Divestiture (as defined in this

Section 5.4(e)). For purposes of this Agreement, an “Action of Divestiture” means making proposals, executing or carrying out agreements or submitting to Legal Requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to either: (i) the Parent and its Subsidiaries, or (ii) the Company and its Subsidiaries, in each case taken as a whole, or the holding separate of Company capital stock or imposing or seeking to impose any limitation on the ability of the Parent, the Company or any of their respective Subsidiaries, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the Company’s business except to the extent not material to the Parent and its Subsidiaries or, the Company and its Subsidiaries, in each case taken as a whole.

Section 5.5 Notification of Certain Matters.

     (a) By the Company.

          The Company shall give prompt notice to the Parent and the Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     (b) By Parent.

          The Parent and the Merger Sub shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Section 5.6 Third-Party Consents.

     As soon as practicable following the date hereof, the Parent and the Company will each use reasonable best efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

Section 5.7 Employee Communications.

     With respect to matters described in this Agreement, the Company will consult with the Parent (and consider in good faith the advice of the Parent) prior to sending any material written notices or other materials to its employees.

Section 5.8 Indemnification.

     (a) Following the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and any Covered Party (as hereinafter defined) in effect on the date hereof, subject to applicable Legal Requirements.

     (b) For a period of six years after the Effective Time, the Parent shall cause, or shall cause the Surviving Corporation to cause, to be maintained in effect directors’ and officers’ liability insurance (or in lieu thereof, obtain a six-year “run-off” insurance policy) covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policies as of the date hereof on terms comparable to those applicable under the Company’s current directors’ and officers’ liability insurance policies with respect to matters occurring prior to or at the Effective Time and this Agreement and the matters contemplated herein.

     (c) This Section 5.8 is intended to be for the benefit of, and shall be enforceable by the Covered Parties and their heirs and personal representatives and shall be binding on the Parent and the Surviving Corporation and their successors and assigns. In the event the Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the Parent, the Surviving Corporation or such successor or assign, as the case may be, honors the obligations set forth with respect to the Parent or the Surviving Corporation, as the case may be, in this Section 5.8.

     (d) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries (the “Covered Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Covered Party is or was an officer or director of the Company or any of its subsidiaries, (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement, the transactions and actions contemplated hereby and all actions taken in furtherance of any of the foregoing), whether asserted or claimed prior to, at or after the Effective Time, to the extent permitted for the indemnification of officers and directors of the Company and its subsidiaries under the SCBCA and other applicable law. Each Covered Party will be entitled to advancement of reasonable expenses reasonably incurred, in each case as determined reasonably and in good faith by the manager of the Parent and the board of directors of the Surviving Corporation, in the defense of any claim, action, suit, proceeding or investigation from the Parent and the Surviving Corporation, jointly and severally, within ten Business Days of receipt by the Parent from the Covered Party of a request therefor accompanied by appropriate documentation therefor; provided that counsel for the Covered Party shall have been approved in advance by the manager of the Parent and the board of directors of the Surviving Corporation, which approval shall not be withheld or delayed unreasonably; and provided further that any Person to whom expenses are advanced provides a written undertaking, to the extent required by the SCBCA, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

     (e) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its subsidiaries than are presently set forth in the articles of incorporation and bylaws of the Company.

     (f) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.8 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

Section 5.9 Conveyance Taxes.

     The Parent, the Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. All such taxes will be paid by the party bearing the legal responsibility for such payment.

Section 5.10 Redemption of Company Series A Preferred Shares and Payment of Debentures.

     As soon as reasonably practicable, but in no event more than 10 days, after the Effective Time, the Parent shall provide to the Surviving Corporation an amount of cash sufficient to provide for the payment of all accrued but unpaid dividends on, and the redemption of, all Company Series A Preferred Shares then outstanding and the payment in full of all amounts owed by the Surviving Corporation under the outstanding Debentures, and following the receipt of such cash, the Surviving Corporation shall redeem such Company Series A Preferred Shares and pay in full all amounts owed by the Surviving Corporation under the outstanding Debentures, in each case at the earliest practicable date pursuant to the terms thereof. This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the holders of Company Series A Preferred Shares and the holders of Trust Preferred Securities issued by Sea Pines Associates Trust I and shall be binding on the Parent and the Surviving Corporation and their successors and assigns.

ARTICLE VI – CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party to Effect the Merger.

     The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

     (a) To the extent required by the applicable Legal Requirements and the Company Charter Documents, the Company Shareholders’ Approval shall have been obtained; provided that the Parent may not assert this condition if the failure to obtain the Company Shareholders’ Approval is caused by any breach of Section 1.9 by the Parent, the Merger Sub or any of their affiliates and the Company may not assert this condition if it fails to comply with Section 1.9.

     (b) There shall not have been instituted by any Governmental Entity or any other Person and be pending, or threatened in writing by any Governmental Entity, any suit, action or proceeding against the Parent, the Merger Sub or the Company challenging or seeking (i) to make illegal, restrain or prohibit the consummation of the Merger or (ii) to prohibit or limit materially the ownership or operation by the Company, the Parent, the Merger Sub or any of their affiliates of all or any material portion of the business or assets of the Company, the Parent or any of their affiliates, taken as a whole, or compel the Company, the Parent or any of their affiliates to divest a material portion of the business or assets of the Company, the Parent or any of their affiliates, taken as a whole; provided, that to the extent a Governmental Entity is not a party to the suit, action or proceeding, the Parent reasonably believes, based on the advice of counsel in such proceeding, that such suit, action or proceeding has a reasonable likelihood of success (and no injunction, judgment, order, decree, ruling or charge having an effect specified in clause (i) or (ii) of this sentence shall be in effect; provided, however, that no party may invoke this condition if it or any of its affiliates shall have failed to employ its reasonable best efforts to oppose, contest and resolve such injunction, judgment, order, decree, ruling or charge).

     (c) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the parties shall have received all other authorizations, consents and approvals of Governmental Entities.

Section 6.2 Conditions to the Obligations of the Parent and the Merger Sub to Effect the Merger.

     The respective obligations of the Parent and the Merger Sub to effect the Merger shall be subject to the satisfaction of each of the following conditions (any of which may be waived by the Parent and the Merger Sub, in whole or in part):

     (a) The representations and warranties of the Company set forth in the Agreement shall be true and correct in all material respects (other than representations and warranties qualified by materiality or Material Adverse Effect, which shall be true in all respects) at and as of the Closing Date (except to the extent that such representations and warranties speak as of a specific date, in which case as of such specific date), except for breaches that do not have, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) The Company shall not have breached in any material respect any covenant, obligation or other agreement to be performed or complied with by it under the Agreement at or prior to the Closing Date.

     (c) The Company shall have delivered to the Parent and the Merger Sub a certificate, dated as of the Closing Date, to the effect that the conditions in Sections 6.2(a) and 6.2(b) have been satisfied.

     (d) A Material Adverse Effect shall not have occurred with respect to the Company.

     (e) A Company Triggering Event (as defined in Section 7.1) shall not have occurred; provided, however, that the Parent and the Merger Sub shall be deemed to have waived this condition if not asserted within 15 Business Days following the date of such Company Triggering Event.

Section 6.3 Conditions to the Obligations of the Company to Effect the Merger.

     The obligation of the Company to effect the Merger shall be subject to the satisfaction of each of the following conditions (any of which may be waived by the Company, in whole or in part):

     (a) The representations and warranties of the Parent and the Merger Sub set forth in the Agreement shall be true and correct in all material respects (other than representations and warranties qualified by materiality or Material Adverse Effect, which shall be true in all respects) at and as of the Closing Date (except to the extent that such representations and warranties speak as of a specific date, in which case as of such specific date), except for breaches that do not have, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Parent or the Merger Sub.

     (b) Neither the Parent nor the Merger Sub shall have breached in any material respect any covenant, obligation or other agreement to be performed or complied with by it under the Agreement at or prior to the Closing Date.

     (c) Each of the Parent and the Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date, to the effect that the conditions in Sections 6.3(a) and 6.3(b) have been satisfied.

     (d) The fairness opinion of Greenhill & Co., LLC described in Section 2.8 herein shall not have been withdrawn prior to the Effective Time.

Section 6.4 No Other Conditions.

     Except as expressly provided in this Article VI, there shall be no other conditions to the Merger, including any financing contingency.

ARTICLE VII – TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination.

     This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the managers or board of directors, as the case may be, of the terminating party or parties, and except as provided below, whether before or after the Company Shareholders’ Approval is obtained only:

     (a) by mutual written consent duly authorized by the managers of the Parent and the board of directors of the Company;

     (b) by either the Company or the Parent, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

     (c) by the Parent, within 15 Business Days after the occurrence of a Company Triggering Event (as defined in this Section 7.1);

     (d) by the Company, (i) if the Merger Sub or the Parent shall have materially breached any of their respective covenants, obligations or other agreements under this Agreement, or (ii) if the representations and warranties of the Parent and the Merger Sub set forth in this Agreement shall not be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of the Agreement and as of the date of termination of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), except for breaches that do not have, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Parent or the Merger Sub; provided, however, that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured in all material respects by the Parent or the Merger Sub prior to or on the date which is 30 calendar days immediately following written notice by the Company to the Parent of such breach or failure to perform;

     (e) by the Parent, (i) if the Company shall have materially breached any of its respective covenants, obligations or other agreements under this Agreement, or (ii) if the representations and warranties of the Company set forth in this Agreement shall not be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of the Agreement and as of the date of termination of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), except for breaches that do not have, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided, however, that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured in all material respects by the Company prior to or on the date which is 30 calendar days immediately following written notice by the Parent to the Company of such breach or failure to perform;

     (f) by the Company, if the Company accepts an Acquisition Proposal, provided that such acceptance is made in accordance with Section 5.1;

     (g) by the Parent, if the Company breaches in any material respect its obligations under Section 5.1;

     (h) by the Company or the Parent, if the Company Shareholders’ Approval shall not have been obtained at the Company Shareholders’ Meeting (including any adjournment or postponement thereof); provided, however, that the Parent may not terminate this Agreement pursuant to this clause (h) if the failure to obtain the Company Shareholders’ Approval is caused by any breach of Section 1.9 by the Parent, the Merger Sub or any of their affiliates and the Company may not terminate this Agreement pursuant to this clause (h) if it fails to comply with Section 1.9; or

     (i) by the Company or the Parent, if the Closing shall not have occurred on or before December 31, 2004; provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement shall have caused, or resulted in, the failure of the Closing to occur on or before such date.

     For the purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) a Change of Company Recommendation shall have occurred for any reason; (ii) the Company shall have failed to include in the Proxy Statement the recommendation of its board of directors in favor of the adoption and approval of the Agreement and the approval of the Merger or (iii) a tender or exchange offer relating to the Company’s securities shall have been commenced by a Person unaffiliated with the Parent and the Company shall not have sent to its security-holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the board of directors of the Company recommends rejection of such tender or exchange offer.

Section 7.2 Notice of Termination; Effect of Termination.

     Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a written notice of the terminating party to the other parties hereto, which notice shall specify the subsection claimed by the terminating party to be the basis for the termination and shall describe the facts giving rise to any breach claimed by the terminating party. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.2(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 7.3 Fees and Expenses.

     (a) All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that (i) the Parent and the Company shall share equally any SEC filing fees and the filing fees for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.4(a), and (ii) if this Agreement is terminated by the Company or the Parent pursuant to Section 7.1(h), then the Parent shall reimburse the Company, within 30 days after delivery of a request for reimbursement accompanied by appropriate documentation therefor, for (A) one-half of the legal fees incurred by the Company in connection with this Agreement and the transactions contemplated hereby up to a maximum reimbursement of $175,000 and (B) one-half of the fees paid to Greenhill & Co., LLC for delivering the fairness opinions contemplated by this Agreement up to a maximum reimbursement of $250,000. If the Company consummates any Acquisition Proposal, other than one made by the Parent or any of its affiliates, that is announced prior to, or within 12 months after, the termination of this Agreement, then the Company shall repay to the Parent all amounts reimbursed by it pursuant to clause (ii) of the immediately preceding sentence by wire transfer of immediately available funds simultaneously with the consummation of such Acquisition Proposal.

     (b) The Company shall pay to the Parent a termination fee of $1,250,000 if (i) (A) in connection with an Acquisition Proposal the Company terminates this Agreement or makes a Change of Company Recommendation, (B) the Parent terminates this Agreement under Section 7.1(c) or Section 7.1(g) or (C) the Parent terminates this Agreement under Section 7.1(h) following a breach by the Company of its obligations under Section 1.9, and (ii) the Company consummates any Acquisition Proposal, other than one made by the Parent or any of its affiliates, that is announced prior to, or within 12 months after, the termination of this Agreement. The termination fee payable pursuant to this Section 7.3(b) shall be paid by wire transfer of immediately available funds to the Parent simultaneously with the consummation of the Acquisition Proposal described in clause (ii) of the immediately preceding sentence.

     (c) The Company, the Parent and the Merger Sub acknowledge and agree that the agreements contained in Section 7.3(b) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due pursuant to Section 7.3(b), and in order to obtain such payment, the Parent commences legal proceedings to collect such payment, the Company shall pay to the Parent its costs and expenses (including reasonable attorneys’ fees) in connection with such legal proceedings, together with interest on the amounts due from the date payment was required to be made until the date such payment is actually made at the annual prime lending rate of Wachovia Bank, N.A. in effect from time to time from the date such payment was required to be made.

Section 7.4 Amendment.

     Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective managers or boards of directors, as the case may be, at any time before or after the Company Shareholders’ Approval is obtained, provided, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further shareholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of the Parent, the Merger Sub and the Company.

Section 7.5 Extension; Waiver.

     At any time prior to the Effective Time any party hereto, by action taken or authorized by its managers or board of directors, as the case may be, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII – GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties.

     The representations and warranties of the Company, the Parent and the Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

Section 8.2 Notices.

     All notices, requests, waivers and other communications hereunder shall be in writing (including telecopy or similar writing), addressed as follows:

(a)	if to the Parent or the Merger Sub, to it at:

901 E. Cary Street, Suite 1500
Richmond, Virginia 23219
Facsimile No.: (804) 643-4208

with a copy (which shall not constitute notice) to:

McGuireWoods LLP
One James Center
Richmond, Virginia 23219
Attention: Leslie A. Grandis
Facsimile No.: (804) 698-2069

(b)	if to the Company, to it at:

32 Greenwood Drive
Hilton Head Island, South Carolina 29928
Attention: Michael E. Lawrence
Facsimile No.: (843) 842-1464

with a copy (which shall not constitute notice) to:

McNair Law Firm, P.A.
1301 Gervais Street, 17th Floor
Columbia, South Carolina 29201
Attention: John W. Currie
Facsimile No.: (803) 933-1443

     All notices, requests, waivers and other communications shall be deemed to have been effectively given (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified at the number set forth above; (c) three business days after deposit in the United States mail postage prepaid by certified or registered mail with return receipt requested and addressed to the party to be notified as set forth above; or (d) one business day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its notice address given above by giving the other parties 10 days’ written notice of the new address.

Section 8.3 Interpretation; Certain Definitions.

     (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.

     (b) For purposes of this Agreement, the term “Business Day” means any day on which banks are not required or permitted to close in South Carolina.

     (c) For the purposes of this Agreement, the term “Company Material Contract” means

          (i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries; and

          (ii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a Material Adverse Effect on any material division or business unit of the Company or otherwise reasonably expected to have a Material Adverse Effect on the Company.

     (d) For purposes of this Agreement the term “Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

     (e) For purposes of this Agreement, the term “Deferred Shares” means “Deferred Shares” as defined in, and that have been awarded pursuant to, the Company’s Deferred Issuance Stock Plan and the Company’s Director Stock Compensation Plan.

     (f) For purposes of this Agreement, the term “Knowledge of the Company” means, with respect to any matter in question, the actual, current knowledge of such matter of any of the following employees of the Company: Michael E. Lawrence, Chief Executive Officer, and Steven P. Birdwell, Chief Financial Officer.

     (g) For purposes of this Agreement, the term “Liens” means all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

     (h) For purposes of this Agreement, the term “Material Adverse Effect”, when used in connection with any Person, means any fact, change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or would be reasonably expected to (i) be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of such entity taken as a whole with its Subsidiaries or (ii) prevent or materially alter or delay the consummation of the transactions contemplated by this Agreement, in accordance with the terms hereof and applicable Legal Requirements. Notwithstanding the foregoing, the term “Material Adverse Effect,” when applied to the Company, shall not include any Effect (a) relating to or resulting from general business, economic or geopolitical conditions (including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack) or changes in legal or regulatory conditions except to the extent that it has a disproportionate effect on the Company relative to other business entities engaged in the same line or lines of business as the Company, (b) resulting from the execution or announcement of this Agreement, (c) resulting from changes in GAAP, (d) resulting from any actions taken by Parent or Merger Sub or any of their respective Affiliates after the date hereof and prior to the Closing Date that relate to, or affect, the business of the Company and its Subsidiaries, (d) resulting from compliance by the Company and its Subsidiaries with the terms of this Agreement or (e) resulting from any liability, cost or expense associated with, relating to or arising from the transactions contemplated by this Agreement (including legal, accounting and financial advisory fees and disbursements).

     (i) For purposes of this Agreement, the term “Person” means any individual, corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     (j) For the purposes of this Agreement, the term “Tax” (including “Taxes”) means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties and other taxes, fees, assessments or charges of any kind whatsoever imposed by Governmental Entities, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

Section 8.4 Counterparts.

     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.5 Entire Agreement; Third-Party Beneficiaries.

     This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder; provided, however, that the holders of Company Series A Preferred Shares and the holders of Trust Preferred Securities issued by Sea Pines Associates Trust I are intended third-party beneficiaries of the covenants contained in Section 5.10 and the Covered Persons are intended third-party beneficiaries for purposes of exercising their rights and remedies provided under Section 5.8.

Section 8.6 Severability.

     In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.7 Other Remedies; Specific Performance.

     (a) Other Remedies.

          Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

     (b) Specific Performance.

          It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.8 Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of South Carolina, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 8.9 Rules of Construction.

     The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 8.10 Assignment.

     No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, the Parent reserves the right to transfer or assign, in whole or in part, to any affiliate of the Parent, its rights hereunder, but any such transfer or assignment will not, without the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, relieve the Parent of its obligations hereunder.

Section 8.11 Consent to Jurisdiction; Waiver of Trial by Jury.

     (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any South Carolina state court, or Federal court of the United States of America, sitting in South Carolina, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such South Carolina state court or, to the extent permitted by Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such South Carolina state or Federal court, and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such South Carolina state or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(b).

(Signatures are on the following page S-1.)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

The Company:	SEA PINES ASSOCIATES, INC.

	By:	/s/ Norman P. Harberger

	Its:	Chairman

The Parent:	THE RIVERSTONE GROUP, LLC

	By:	/s/ William H. Goodwin, Jr.

Its:

The Merger Sub:	RG SUBSIDIARY CORPORATION

	By:	/s/ William H. Goodwin, Jr.

Its:

Guarantee

     I, William H. Goodwin, Jr., in consideration and as a condition of the Company’s entering into this Agreement, hereby irrevocably and unconditionally guarantee to and for the benefit of the Company and its shareholders and the holders of Trust Preferred Securities issued by Sea Pines Associates Trust I the full and timely performance by the Parent and the Merger Sub of their respective obligations under the Agreement and Plan of Merger to which this is appended. This guarantee constitutes an absolute, unconditional, present and continuing guarantee (of payment and not of collection, as applied to obligations for the payment of money) and shall be binding on me and my heirs and assigns. Any and all payments made under this guarantee will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payments, and I hereby waive any and all rights to require that the Company, any shareholder or any holder of Trust Preferred Securities proceed first against the Parent or the Merger Sub in respect of any such payments. This guarantee is governed by, and construed in accordance with, the laws of the State of South Carolina without giving effect to any principles of conflicts of laws.

/s/ William H. Goodwin, Jr.

William H. Goodwin, Jr.

S-1

Annex A

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 5.1(e)(i)
Action of Divestiture	Section 5.4(e)
Agreement	Preamble
Articles of Merger	Section 1.2
Business Day	Section 8.3(b)
Certificate	Section 1.7(b)
Change of Company Recommendation	Section 5.1(c)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 2.12(e)
Code	Section 1.7(f)
Company	Preamble
Company Balance Sheet	Section 2.4(b)
Company Charter Documents	Section 2.1(b)
Company Voting Common Shares	Section 1.6
Company Disclosure Schedule	Article II introduction
Company Financials	Section 2.4(b)
Company Material Contract	Section 8.3(c)
Company Employee Plan	Section 2.12(a)
Company Plan	Section 4.2(xiv)
Company Series A Preferred Shares	Section 2.2(a)
Company SEC Reports	Section 2.4(a)
Company Shareholders’ Approval	Section 2.3(a)
Company Shareholders’ Meeting	Section 1.9(a)(i)
Company Triggering Event	Section 7.1
Confidentiality Agreement	Section 5.2(a)
Contract	Section 8.3(d)
Costs	Section 4.8(d)
Covered Parties	Section 4.8(d)
Debentures	Section 2.2(c)
Deferred Shares	Section 8.3(e)
Dissenting Share	Section 1.8(a)
DOJ	Section 5.4(a)
Effect	Section 8.3(h)
Effective Time	Section 1.2
ERISA	Section 2.12(a)
Exchange Act	Section 1.9(a)(iii)
FTC	Section 5.4(a)
GAAP	Section 2.4(b)
Governmental Entity	Section 2.3(c)
HSR Act	Section 2.3(c)

A-1

include	Section 8.3(a)
Indebtedness	Section 4.2(xvii)
IRS	Section 2.12(b)
Knowledge of the Company	Section 8.3(f)
Legal Requirements	Section 2.2(d)
Liens	Section 8.3(g)
Material Adverse Effect	Section 8.3(h)
Merger	Recitals
Merger Consideration	Section 1.6(b)
Merger Sub	Preamble
Merger Sub Charter Documents	Section 3.1(b)
Necessary Consents	Section 2.3(c)
Parent	Preamble
Parent Charter Documents	Section 3.1(b)
Parent Disclosure Schedule	Article III introduction
Paying Agent	Section 1.7(a)
Permitted Investments	Section 1.7(a)
Person	Section 8.3(i)
Proxy Statement	Section 1.9(a)(iii)
Public Filing	Article II introduction
Representatives	Section 5.1(a)
Rights	Section 2.2(d)
Rights Agreement	Section 2.2(d)
SCBCA	Section 1.1
SEC	Section 1.9(a)(iv)
Securities Act	Section 2.4(a)
Significant Subsidiary	Section 2.1(a)
Subsidiary	Section 2.1(a)
Subsidiary Charter Documents	Section 2.1(b)
Superior Offer	Section 5.1(e)(ii)
Surviving Corporation	Section 1.1
Tax	Section 8.3(j)
Voting Debt	Section 2.2(c)

A-2